Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
SECOND AMENDMENT
TO THE
INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 1st day of May, 2025, by and between Mason Street Advisors, LLC (the “Adviser”) and Boston Partners Global Investors, Inc. (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to an Investment Sub-Advisory Agreement dated October 31, 2023, as amended, (the “Agreement”) relating to the Column Small Cap Select Fund, Column Small Cap Fund, Column Mid Cap Select Fund, and Column Mid Cap Fund (each a “Fund” and collectively, the “Funds”), each a series of Trust for Professional Managers; and

WHEREAS, the Adviser and the Sub-Adviser desire to further amend the Agreement to modify the annual fee rate payable with respect to the Column Small Cap Fund effective as of May 1, 2025, as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Schedule A to the Agreement is hereby amended and restated as set forth on Exhibit A attached to this Amendment, the content of which is hereby incorporated herein by this reference.

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

BOSTON PARTNERS GLOBAL	MASON STREET ADVISORS, LLC
INVESTORS, INC.

By: /s/ William Butterly, III	By: /s/ Paul A. Mikelson

Name: William Butterly, III	Name: Paul A. Mikelson

Title: General Counsel	Title: President

By: /s/ Greg Varner

Name: Greg Varner

Title: Chief Financial Officer & Treasurer

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
EXHIBIT A

AMENDED AND RESTATED
SCHEDULE A
TO
INVESTMENT SUB-ADVISORY AGREEMENT
BETWEEN
MASON STREET ADVISORS, LLC
AND
BOSTON PARTNERS GLOBAL INVESTORS, INC.

As Amended and Restated Effective May 1, 2025

Fund	Annual Fee Rate as a Percentage of Average Daily Net Assets
Column Mid Cap Fund* (Boston Partners) – Boston Partners MCV	•[...] bps on the first $[...] •[...] bps (back to $1) on the first $[...] when total assets exceed $[...] •[...] bps on assets between $[...] and $[...] •[...] bps on assets above $[...]
Column Mid Cap Select Fund* (Boston Partners) – Boston Partners MCV	•[...] bps on the first $[...] •[...] bps (back to $1) on the first $[...] when total assets exceed $[...] •[...] bps on assets between $[...] and $[...] •[...] bps on assets above $[...]
Column Small Cap Fund (WPG Partners) – WPG SCV (Diversified)	•[...] bps on all assets
Column Small Cap Select Fund (WPG Partners) – WPG Select SCV	•[...] bps on the first $[...]; •[...] bps thereafter

*Fees for these Funds to be calculated using the aggregated net assets of the Allocated Portions of each Fund with the resulting fee amount allocated to each Fund on a pro rata basis.